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                                                                 EXHIBIT 4(e)(3)

                             FIRST AMENDMENT TO THE
                BOOKS-A-MILLION, INC. 401(k) PROFIT SHARING PLAN

Books-A-Million, Inc. (the "Employer") having heretofore adopted the Books-A-Million, Inc. 401(k) Profit Sharing Plan, a prototype plan document consisting of the Plan Agreement #001 and the Putnam Basic Plan Document #07 (the "Plan") effective as of February 1, 1996, pursuant to the power reserved to the Employer in Section 17.1 of the Plan, hereby amends the Plan Agreement as set forth below.

1. Page 24, Section titled "Investment Options" of the Plan Agreement is hereby amended effective August 1, 1998 by striking said subsection in its entirety and by substituting the following new paragraph in lieu thereof:

         INVESTMENT OPTIONS
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         The Employer hereby elects the following as the investment options available under the Plan:

         PUTNAM MONEY MARKET FUND             GEORGE PUTNAM FUND

         FEDERAL INCOME TRUST                 EQUITY INCOME FUND

         PUTNAM VOYAGER FUND                  CAPITAL APPRECIATION FUND

         BOOKS-A-MILLION STOCK

         The following investment option shall be the default option: Putnam Money Market Fund (select the default option from among the investment options listed above.)

2. Subsection (b) of Section 8 of the Plan Agreement is hereby amended effective August 1, 1998 by striking said subsection in its entirety and by substituting the following new paragraph in lieu thereof:

         (8) Entry Dates. Each employee in an eligible class who completes the age and service requirements specified above will begin to participate in the Plan on (check one):

              [ ]  (a)  The first day of the month in which he fulfills the requirements.

              [X]  (b)  The first of the following dates occurring after he fulfills the requirements (check one):

                        [ ]  (i)  The first day of the month following the date
                                  he fulfills the requirements (monthly).
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                         [X]  (ii)  The first day of the first, fourth,
                                    seventh and tenth months in a Plan
                                    Year (quarterly).

                         [ ]  (iii) The first day of the first month and the
                                    seventh month in a Plan Year
                                    (semiannually).

                         [ ]  (c)   Other: _____ (May be no later than (i) the
                                    first day of the Plan Year after which he fulfills the requirements, and (ii) the date six months after the date on which he fulfills the requirements, whichever occurs first.)


In all other respects, the Plan provisions remain in full force and effect.

IN WITNESS, WHEREOF, the Employer has caused the First Amendment to the Plan to be duly executed in its name and behalf and its corporate seal to be affixed this _____ day of ______.

ATTEST:

Books-A-Million, Inc.                   Putnam Fiduciary Trust Company

By: /s/ SANDRA B. COCHRAN               By: /s/ Christopher Mastrianni
   ----------------------------------       ---------------------------------

Title:                                  Title: Vice President
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Date:                                   Date: 7/14/98
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